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                                                                   Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") dated as of October 10, 2007 between F.N.B. Corporation, a Florida corporation having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 ("Employer"), and Robert V. New, Jr., an individual whose address is 3315 Georgetown Street, Houston, Texas 77005 (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Employer desires to employ the Executive, and the Executive desires to be employed by the Employer, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Employer;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:

         1. Employment and Term.

                  (a) Effective on January 15, 2008 (the "Effective Date"), the Employer shall employ the Executive, in accordance with the terms and subject to the conditions set forth in this Agreement for a term that shall commence on the Effective Date, and, subject to paragraphs 1(b) and 1(c), shall expire on January 15, 2011 (the "Initial Term") which Initial Term shall be automatically renewed on each anniversary of the commencement of the Term for successive terms of three years each so that the term is always three years, as follows: on the first anniversary of the effective date and on each succeeding anniversary of the date ("Renewal Commencement Date") the term of employment of the Executive shall be automatically extended for one (1) additional year (the "Renewal Extension Term"), thereby extending the contract to the third anniversary of the Renewal Commencement Date unless either party shall give the other party written notice of the non-renewal of this Agreement at least 120 days prior to the next succeeding automatic renewal date, provided that, notwithstanding the foregoing, the Term shall not automatically renew on or after the date the Executive attains age 62. The following are offered merely by way of illustration, and strictly for purposes of providing examples of the operation of the Initial Term and Renewal Extension Term of this Agreement. Example of Initial Term. In the event the Commencement Date is January 15, 2008, the Initial Term is January 15, 2008, to January 15,




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2011; Example of Renewal Extension Term. The Renewal Extension Term of this
Agreement will automatically renew for an additional one (1) year on January 15, 2009, and on each January 15th thereafter for an additional one (1) year; therefore, on January 15, 2009, the Renewal Extension Term runs from January 15, 2009, to January 15, 2012. Example of Non-Renewal. In the event written notice of non-renewal is provided to the Executive prior to September 15, 2008 (or any September 15th thereafter), the term of this Agreement will end on January 15, 2011 (or any January 15th thereafter). The Executive shall be President and CEO-elect of the Employer (the "Initial Position") commencing with the Effective Date and continuing until the earlier of (i) April 1, 2008 or (ii) the date of retirement of Stephen J. Gurgovits as President and Chief Executive Officer of the Employer. Upon the earlier of (i) April 1, 2008 or (ii) the date of the retirement of Stephen J. Gurgovits as President and Chief Executive Officer of the Employer, the Executive shall become President and Chief Executive Officer of the Employer (the "Position") and, subject to paragraphs 1(b) and 1(c), shall continue to serve in the Position for the remainder of the Term.

                  (b) Notwithstanding paragraph 1(a), the Employer, by action of its Board of Directors (the "Board") and effective as specified in a written notice to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive's employment under this Agreement at any time during the Term, for Cause (as defined in this Agreement), for other than Cause or on account of the Executive's death or Permanent Disability (as defined in this Agreement), subject to the provisions of this paragraph 1.

                           (i) As used in this Agreement, "Cause" shall mean (A)
the Executive's willful and continued failure substantially to perform his material duties with the Employer as set forth in this Agreement, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of the Employer, in each case, after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause intentional damage to the property or business of the Employer by the Executive,
(C) the Executive's repeated absences from work such that he is unable to perform his duties under this Agreement in all material respects other than for physical or mental impairment or illness, (D) the Executive's admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Board, adversely affects the Employer's reputation or the Executive's ability to carry out his obligations under this Agreement or (E) the Executive's non-compliance with the provisions of paragraph 2(b) after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-compliance.

                           (ii) As used in this Agreement, "Permanent
Disability" shall mean a physical or mental disability such that the Executive is substantially unable to perform those




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duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period of 180 consecutive days, provided, however, that in order to terminate the Executive's employment under this Agreement on account of Permanent Disability, the Employer must provide the Executive with written notice of the Board's good faith determination to terminate the Executive's employment under this Agreement for reason of Permanent Disability not less than 30 days prior to such termination, which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3. No termination of the Executive's employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any disability insurance policy maintained by the Employer at the commencement of the aforesaid 180-day period.

                  (c) Executive shall have the right to terminate his employment under this Agreement at any time during the Term for Good Reason or without Good Reason. As used in this Agreement, "Good Reason" shall mean (A) a material diminution in the Executive's Base Salary as defined in this Agreement; (B) a material diminution in the Executive's authority, duties, or responsibilities; or (C) any other action or inaction that constitutes a material breach by the Employer of this Agreement. The Executive must provide written notice to the Employer of the existence of the event or condition described above within ninety (90) days of the initial occurrence of the event or existence of the condition alleged to constitute "Good Reason" under this paragraph. Upon such notice, the Employer shall have a period of thirty (30) days during which it may remedy the condition.

                  (d) The Executive shall also have the right to terminate his employment under this Agreement if the Executive has not commenced service in the Position by April 1, 2008, provided the employment of the Executive under this Agreement shall not have theretofore been terminated by the Employer for Cause or the death or Permanent Disability of the Executive.

                  (e) Prior to receiving any payment, coverage or benefit as provided in subparagraphs (i) through (iv) of paragraph 1(e), the Executive shall execute and deliver a Release to the Employer in substantially the form of Appendix A to this Agreement which Release will only be executed upon the Executive becoming satisfied that the Consideration recited therein has been paid, or can reasonably be expected to be paid in the future.

                           (i) If, after the Executive has assumed the Initial
Position or the Position, (A) the Employer terminates the Executive's employment under this Agreement for any reason other than for Cause or the death or Permanent Disability of the Executive or (B) the Executive terminates his employment under this Agreement for Good Reason, the Employer shall pay to the Executive promptly after the event giving rise to such payment occurs an amount equal to the sum of (x) (1) the Executive's Base Salary (as defined in this Agreement) accrued through the date the termination of the Executive's employment under



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this Agreement is effective, (2) any amounts payable under any of the Employer's benefit plans in accordance with the terms of such plan, except as may be required by Section 401(a)(13) of the Internal Revenue Code of 1986, as amended (the "Code") and (3) any amount in respect of excise taxes required to be paid to the Executive pursuant to paragraph 1(f), with such payments, rights and benefits described in clauses (x)(1) and (x)(2) hereof being collectively referred to herein as the "Accrued Obligations," (y) an amount equal to the aggregate premiums that would be payable by the Executive to maintain in effect throughout the period (the "Subsequent Period") from the date of termination of the Executive's employment under this Agreement through the remainder of the Term had the Executive remained employed (assuming no increase in insurance premium rates) the same medical, health, disability and life insurance coverage provided to the Executive by the Employer immediately prior to the date of such termination (the "Benefit Obligations") and (z) the Employer shall pay to the Executive a severance payment equal to 3.00 times the sum of (i) the Executive's annual Base Salary as of the effective date of termination of the Executive's employment under this Agreement and (ii) the average of the Bonus (the "Average Bonus") paid to the Executive pursuant to paragraph 3(b) for the three most recent whole years the Executive has been employed pursuant to this Agreement, or if the Executive has not been employed pursuant to this Agreement for three whole years, the average of Bonus paid to the Executive for the number of whole years the Executive has been employed pursuant to this Agreement (collectively, the "Severance Amount"). The Severance Amount shall be paid in successive equal semi-monthly installments in accordance with the Employer's prevailing payroll practices, commencing with the first regular payday following the effective date of the Release and not to exceed 72 installments. Notwithstanding the foregoing, commencing with the date (the "Date") on which the Executive attains age 62, the Severance Amount shall automatically decrease each day after the Date so that on any given date after the Date, the Severance Amount shall be that amount as is determined by multiplying a fraction, the numerator of which is the number of days which have elapsed since the Date and the denominator of which is one thousand and ninety-five (1,095). For the avoidance of doubt, at age 65 or older, the Executive shall not be entitled to receive any Severance Amount.

                           (ii) If the Employer terminates the Executive's
employment under this Agreement because of the death or Permanent Disability of the Executive, the sole obligation of the Employer shall be to pay the Accrued Obligations to the Executive or his estate, provided, however, that in the event the employment of the Executive under this Agreement is terminated by the Employer because of the death of the Executive, the Employer shall pay to the personal representatives of the Executive an amount equal to the Executive's Base Salary and the Average Bonus for the lesser of the remainder of the Term or 12 months from the date of the Executive's death.

                           (iii) If (A) the Employer terminates the Executive's
employment under this Agreement for Cause or (B) the Executive terminates his employment under this Agreement for any reason other than Good Reason, the death or the Permanent Disability of



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the Executive or pursuant to paragraph 1(d), the sole obligation of the Employer to the Executive shall be to pay the Accrued Obligations to the Executive or his estate.

                           (iv) No provision of this Agreement shall adversely
affect any vested rights of the Executive under the Employer's existing benefit plans or other plans the Employer may establish in the future; provided, however, upon the termination of the employment of the Executive as provided in this Agreement, all future vesting of the Executive's rights under all such plans shall terminate without further action by the Employer.

                           (v) It is intended that this Agreement be drafted and
administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, "Section 409A") issued pursuant to Section 409A so as not to subject the Executive to payment of interest or any additional tax under Code section 409A. The parties intend for any payments under this paragraph 1 to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Employer and the Executive.

                           (vi) If a payment under paragraph 1(e)(i) or above
does not qualify as a short-term deferral under Section 409A (or any similar or successor provisions), and the Executive is a Specified Employee (as defined herein) as of his Termination Date, distributions to the Executive may not be made before the date that is six months after the date of the Termination Date or, if earlier, the date of the Executive's death (the "Six-Month Delay"). Payments to which the Executive would otherwise be entitled during the first six months following the Termination Date (the "Six-Month Delay Date") will be accumulated and paid on the first day of the seventh month following the Termination Date. Notwithstanding the Six-Month Delay set forth in this paragraph 1(b)(vi):

                                    (A) To the maximum extent permitted under
                           Section 409A (or any similar or successor provisions), during each month of the Six-Month Delay Date, the Employer will pay the Executive an amount


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                           equal to the lesser of (I) the total monthly
                           severance provided under paragraph 1(b)(ii) and (iii) above, or (II) one-sixth of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive's Date of Termination occurs, and (2) the sum of the Executive's annualized compensation based upon the annual rate of pay for services provided to the Employer for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination Date); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Employer under paragraph 1(e)(i)); and

                                    (B) To the maximum extent permitted under
                           Section 409A (or any similar or successor provisions), within ten days of the Termination Date, the Employer will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive's Termination Date; provided that the amount paid under this sentence will be inclusive of, and will not be in addition to, the total payment amount required to be made to the Executive by the Employer under paragraph 1(b).

                                    (1)      For purposes of this Agreement,
                                             "Specified Employee" has the
                                             meaning given that term in Section
                                             409A (or any similar or successor
                                             provisions). The Employer's
                                             "specified employee identification
                                             date" (as described in Treas. Reg.
                                             1.409A-1(i)(3)) will be December 31
                                             of each year, and the Employer's
                                             "specified employee effective date"
                                             (as described in Treas. Reg.
                                             1.409A-1(i)(4) or any similar or
                                             successor provisions) will be
                                             February 1 of each succeeding year.

                  (f) In the event that the independent registered public accounting firm of the Employer or the Internal Revenue Service determines that any payment, coverage or benefit provided to the Executive pursuant to this Agreement is subject to the excise tax imposed by Sections 280G or 4999 of the Code or any successor provision thereof or any interest or penalties incurred by the Executive with respect to such excise tax, the Employer, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an additional amount that will result in the Executive's net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts payable under this paragraph 1(f), upon the receipt of the payments



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provided for by this Agreement be no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(f) shall be made by tax counsel whose selection shall be reasonably acceptable to the Executive and the Employer and whose fees and costs shall be paid for by the Employer.

                  (g) Any notice of termination of the employment of the Executive under this Agreement by the Employer to the Executive or by the Executive to the Employer shall be given in accordance with the provisions of paragraph 11.

                  (h) The Employer agrees to reimburse the Executive for the reasonable fees and expenses of the Executive's attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.

         2. Duties of the Executive.

                  (a) Subject to the ultimate control and discretion of the Board of the Employer, the Executive shall serve in the Initial Position and, after assuming the Position, the Position and perform all duties and services commensurate with the Initial Position or the Position, as the case may be. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the By-laws of the Employer or from time to time by the Board consistent with the Initial Position or the Position, as the case may be. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive under this Agreement, the duties of the Executive shall be performed from an office location not greater than 50 miles from Hermitage, Pennsylvania.

                  (b) The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties under this Agreement and, during the Term, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive's personal time or attention, unless granted the prior permission of the Board. The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging, but not to exceed an average of five hours per week, in, any business that does not compete with the business of the Employer or the Executive's involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties under this Agreement and that a material portion of the time devoted by the Executive to charitable or community activities are devoted to charitable or community activities within the Employer's market area and further provided that such conduct complies in all material respects with applicable policies of the Employer.



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                  (c) The Executive shall be entitled to 20 business days of vacation leave during each calendar year with full compensation, and to be taken at such time or times, as the Executive and the Employer shall mutually determine. Earned but unused vacation shall be accrued in accordance with the Employer's vacation policy.

         3. Compensation. For all services to be rendered by the Executive under this Agreement:


                  (a) The Employer shall pay the Executive a base salary (the "Base Salary") at an annual rate of $500,000.00, plus such other compensation as may, from time to time, be determined by the Employer. At the end of each fiscal year of the Employer, the Employer shall review the amount of the Executive's Base Salary, and shall increase such Base Salary for the following year to such amount as the Board may determine in its discretion. Such Base Salary and other compensation shall be payable in accordance with the Employer's normal payroll practices as in effect from time to time.

                  (b) The Employer agrees that the Executive will be eligible to participate in the employer's executive incentive compensation plan and shall receive, in accordance in all material respects with applicable policies of the Employer relating to incentive compensation for executive officers, an annual bonus (the "Bonus") payable in cash, at the same time as bonuses are paid to other executive officers of the Employer, in such amount as may be fixed by the Board in its discretion based upon the performance of the Employer and the contributions of the Executive to such performance. Notwithstanding the foregoing, all bonuses shall be paid within two and one-half months of the close of each fiscal year. The Employer agrees that the Executive will be eligible to participate in the Employer's long term incentive plan.

                  (c) From and after the Effective Date and throughout the Term:

                           (i) The Employer shall provide the Executive with an
automobile selected by the Executive and approved by the Compensation Committee of the Employer's Board of Directors at the Employer's sole cost and expense. The automobile shall be replaced with a substantially equivalent automobile owned or leased by the Employer in the future as shall be mutually agreed by the Executive and the Compensation Committee of the Board. The Employer shall bear all gas, insurance, repairs, maintenance, car telephone and other operating expenses for the automobile.

                           (ii) The Employer will pay the annual dues for the
Executive's membership in one country club of the Executive's choosing. In addition, the Employer shall pay any reasonable club usage charges related to the Employer's business upon submission by the Executive of appropriate verifying information. The Employer shall also pay any bond, admission or initiation fee that may be required for membership, provided however that upon refund to the Executive of all or any portion of such bond, admission or initiation



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fee, the refunded amount shall be promptly remitted by the Executive to the
Employer to the extent such bond or fee had been paid by the Employer.

                           (iii) The compensation provided for in this paragraph
3 shall be in addition to such rights as the Executive may have, during the Executive's employment under this Agreement or thereafter, to participate in and receive benefits from or under any benefit plans the Employer may in its discretion establish for its employees or executives, subject to the terms and conditions of any such plans. To the extent any of such benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.

         4. Expenses. The Employer shall promptly reimburse the Executive for
(a) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term; and (c) all reasonable expenses incurred in the sale of Executive's residence at 3315 Georgetown, Houston, Texas (the "Houston Home"), all reasonable packing and moving expenses associated with the move from Texas to Pennsylvania, the difference between the sales price of the Houston Home and two appraisals of fair market value for the Houston Home up to a maximum of ten (10%) percent, temporary housing expenses if necessary while a suitable residence in Pennsylvania is prepared, and all reasonable expenses (other than the sales price) associated with the purchase of a new residence in the Hermitage, PA metropolitan area, and all other amounts as are generally described in any RELO Guidelines of Employer (the "Relocation Costs").

         5. Reimbursement. The Executive shall reimburse the Employer, if Executive's employment is terminated for Cause, or for other than Good Reason, within one (1) year from the date of this Agreement, all of the Relocation Costs. Thereafter, and if the Executive's employment is terminated for Cause, or for other than Good Reason, during the period not to exceed two (2) years from the date of this Agreement, the Executive shall reimburse the Employer one-half ( 1/2) of the Relocation Costs.

         6. Confidential Information. The Executive understands that in the course of his employment by the Employer the Executive will receive confidential information concerning the business of the Employer and that the Employer desires to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employer reveal to anyone outside the Employer, or use for his own benefit, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential without specific written authorization by the Employer. Upon termination of the employment of the Executive under this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning




                                      -9-
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confidential information of the Employer and all other written materials furnished to and retained by the Executive by the Employer for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise. Confidential Information, however, will never be construed to mean information that is publicly available or that the Employer has ceased making efforts to protect.

         7. Non-Competition and Non-Disparagement.

                  (a) For the purposes of this Agreement, the term "Competitive Enterprise" shall mean any federal or state-chartered bank, trust company, savings and loan association, savings bank, credit union, consumer finance company, bank holding company, savings and loan holding company, unitary holding company, financial holding company or any of the foregoing types of entities in the process of organization or application for federal or state regulatory approval and shall also include other providers of financial services and entities that offer financial services or products that compete with the financial services and products currently or in the future offered by the Employer or its subsidiaries or affiliates.

                  (b) For a period of three years (the "Restricted Period") immediately following the Employer's termination of the Executive's employment under this Agreement, the Executive shall not, provided that the Employer remains in compliance with obligations under this Agreement:

                           (i) serve as a director, officer, employee or agent
of, or act as a consultant or advisor to, any Competitive Enterprise in any city or county in which the Employer or its subsidiaries or affiliates are then conducting business or maintain an office or have publicly announced their intention to conduct business or maintain an office;

                           (ii) in any way, directly or indirectly, solicit,
divert or contact any existing or potential customer or business of the Employer or any of its subsidiaries or affiliates that the Executive solicited, became aware of or transacted business with during the employment of the Executive by the Employer for the purpose of selling any financial services or products that compete with the financial services or products currently or in the future offered by the Employer or its subsidiaries and affiliates; or

                           (iii) solicit or assist in the employment of any
employee of the Employer or its subsidiaries or affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Enterprise.

                  (c) The Executive agrees that during or after the period of his employment by the Employer, in any way, directly or indirectly, make any oral or written statement, comment or other communication designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualification of the Employer or any of its subsidiaries or affiliates or any of its directors, officers, employees or customers.



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

         8. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraphs 6 or 7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraphs 6 or 7 and to enforce specifically the terms and provisions of paragraphs 6 or 7, this being in addition to any other remedy to which any party is entitled at law or in equity.

         9. Representation and Warranty of the Executive. Other than his current at will employment, the Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employer or his performance of the terms of this Agreement.

         10. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employer and the Executive with respect to the subject matter of this Agreement, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

         11. Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

         12. Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may designate by similar notice.

         13. No Third Party Beneficiaries. Except for the Executive's Estate upon his Death, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive's heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

         14. Successor Liability. The Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

         15. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by



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any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employer shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

         16. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

         17. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 16 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled hereto.

         18. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

         19. Survival of Benefits. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or his estate it being the intent of the parties hereto that all amounts due hereunder shall remain an obligation of the Employer after the Death of the Executive.

         20. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted


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

solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

         21. Negotiation. All parties shall attempt in good faith to resolve any controversy, claim or dispute of whatever nature between the Executive and the Employer arising out of or related to this Agreement or the construction interpretation, performance, breach, termination, enforceability or validity hereof (herein a "DISPUTE") promptly by negotiation between the Executive and the Employer. Any Participant involved in the Dispute may give written notice (herein the "DISPUTE NOTICE") of the Dispute at any time. If the Dispute is not resolved within thirty (30) days after delivery of Dispute Notice, any Participant involved in the Dispute may initiate mediation as provided in the following section below.

         22. Mediation. If the Dispute is not resolved by negotiation, the Executive and the Employer shall make a good faith attempt to settle the Dispute by mediation. If the Executive and the Employer cannot agree on the rules and procedures for the mediation then the Commercial Dispute Resolution Procedures of the American Arbitration Association in effect on the date of this Agreement (herein the "AAA RULES") shall apply. If the Executive and the Employer cannot agree on the selection of a mediator within sixty (60) days after delivery of the Dispute Notice, the mediator will be selected pursuant to the AAA Rules. Unless the Executive and the Employer otherwise agree, the mediator shall be a neutral and impartial certified public accountant or lawyer with excellent academic and professional credentials, who has actively practiced accounting or law for at least fifteen (15) years, and who has both training and experience as a mediator.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                         F.N.B. CORPORATION


                                         By:  /s/ Stephen J. Gurgovits
                                              ---------------------------------
                                              Stephen J. Gurgovits, President
                                              and Chief Executive Officer



                                             /s/Robert V. New, Jr.
                                             ---------------------------------
                                             Robert V. New, Jr., Executive



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